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                                                                   Exhibit 10.31

                           U.S.I. HOLDINGS CORPORATION
                         2000 MANAGEMENT INCENTIVE PLAN

SECTION 1. Purpose.

The purposes of this Management Incentive Plan (the "Plan") are to (i) attract, motivate and retain key executives who are eligible to participate in the Plan,
(ii) focus executives on key drivers of financial and operational success for the Company's strategy, (iii) motivate behaviors and reward outcomes which contribute to the attainment of short-term strategic goals, and (iv) effectively link pay and performance of executives; and thereby promote the short-term and long-term financial interest of the Company and enhance stockholder return.

SECTION 2. Administration.

         (a) Committee of the Board of Directors. The Plan shall be administered by the Compensation Committee of the Board of Directors or, if no Compensation Committee has been appointed, by the Board of Directors. The Committee shall consist of one or more members of the Board of Directors who have been appointed by the Board of Directors. The Committee shall have such authority and be responsible for such functions as the Board of Directors has assigned to it. Any reference to the Board of Directors in the Plan shall be construed as a reference to the Committee (if any) to whom the Board of Directors has assigned a particular function.

         (b) Authority of the Board of Directors. Subject to the provisions of the Plan, the Board of Directors shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. All decisions, interpretations and other actions of the Board of Directors shall be final and binding on Eligible Persons.

SECTION 3. Eligibility.

The persons eligible to receive bonuses under the Plan ("Eligible Persons") will be those executive or managerial Employees of the Company whom the Board of Directors may, in its discretion from time to time, designate as eligible to be considered for bonuses under the Plan. More than one bonus may be awarded to an Eligible Person. Bonuses may be awarded under the Plan as alternatives to, or replacements of, cash bonuses or equity grants outstanding under any other plan, agreement or arrangement of the Company.

SECTION 4. Cash Bonus Awards.

         (a) Performance Goals and Criteria. The Board of Directors may, but shall not be required to, announce performance goals, standards or other criteria relating to the awarding of bonuses under the Plan, and announce changes in such criteria.

         (b) Awards. The Board of Directors may award a cash bonus to any Eligible Person, in such amount, and payable at such time and in such manner, as the Board of Directors may



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determine in its discretion. No announcement of any performance goals or other criteria shall bind the Board of Directors to award bonuses in accordance with the announcement or in any other manner limit the discretion of Board of Directors to set the amount of, or decline to award, bonuses under the Plan.

         (c) Withholding Taxes. The payment of a bonus to an Eligible Person shall be subject to federal, state, local or foreign withholding tax obligations that may arise in connection with such payment.

SECTION 5. No Rights to Continued Employment.

Nothing in the Plan or in any announcement or award made with reference to or under the Plan shall confer upon any Employee any right to continue to be employed for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing the Employee), which rights are hereby expressly reserved by each, to terminate the Employee's employment at any time and for any reason, with or without cause.

SECTION 6. Duration and Amendments.

         (a) Term of the Plan. The Plan, as set forth herein, shall become effective on the date of its adoption by the Board of Directors. The Plan shall terminate automatically 10 years after its adoption by the Board of Directors and may be terminated on any earlier date pursuant to Subsection (b) below.

         (b) Right to Amend or Terminate the Plan. The Board of Directors may amend, suspend or terminate the Plan at any time and for any reason; provided that no such amendment, suspension or termination shall adversely affect any bonuses previously awarded to an Eligible Person, without the Eligible Person's consent.

SECTION 7. Definitions.

         (a) "Board of Directors" shall mean the Board of Directors of the Company, as constituted from time to time.

         (b) "Committee" shall mean a committee of the Board of Directors, as described in Section 2(a).

         (c) "Company" shall mean U.S.I. Holdings Corporation, a Delaware corporation.

         (d) "Eligible Person" shall have the meaning set forth in Section 3 of this Plan.

         (e) "Employee" shall mean any individual who is a common-law employee of the Company, a Parent or a Subsidiary.

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         (f) "Parent" shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

         (g) "Plan" shall mean the U.S.I. Holdings Corporation 1999 Management Incentive Plan.

         (h) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

SECTION 8. Execution.

To record the adoption of the Plan by the Board of Directors, the Company has caused its authorized officer to execute the same.

                                      U.S.I. HOLDINGS CORPORATION, a Delaware
                                      Corporation

                                      By: David L. Eslick
                                          ------------------------------------

                                      Title: Chief Executive Officer
                                             ---------------------------------

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